Exhibit 10.1

AKREVIA THERAPEUTICS INC.

AKREVIA CONCERTO LLC

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of November 21, 2019, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and Akrevia Therapeutics Inc. and Akrevia Concerto LLC (individually and collectively referred to as “Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.DEFINITIONS AND CONSTRUCTION.

1.1Definitions.  As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.  Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2Accounting Terms.  Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting).  The term “financial statements” shall include the accompanying notes and schedules.

2.LOAN AND TERMS OF PAYMENT.

2.1Credit Extensions.

(a)Promise to Pay.  Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)Term Loan.

(i)Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) term loan to Borrower in the aggregate principal amount of Ten Million Dollars ($10,000,000) (the “Term Loan”).  The proceeds of the Term Loan shall be used for general corporate purposes.

(ii)Interest shall accrue from the date of the Term Loan at the rate specified in Section 2.3(a), and through the Interest-Only End Date shall be payable monthly in arrears beginning on the 21st day of the month next following the Term Loan, and continuing on the same day of each month thereafter.  Any portion of the Term Loan that is outstanding on the Interest-Only End Date shall be payable in 30 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on the date that is one month immediately following the Interest-Only End Date, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all outstanding amounts due in connection with the Term Loan and any other outstanding amounts due under this Agreement shall be immediately due and payable.  The Term Loan, once repaid, may not be reborrowed.  Borrower may prepay all or any portion of the Term Loan without penalty or premium.

(iii)Borrower hereby requests that Bank make the Term Loan on the Closing Date or as soon as practicable thereafter.  To further document this request, Borrower shall notify Bank (which notice shall be irrevocable) by email to be received no later than 3:30 p.m. Eastern time on the day on which the Term Loan is to be made.  Such notice shall be given by a Loan Advance Request Form in substantially the form of Exhibit C.  The notice shall be signed by an Authorized Officer.  Bank shall be entitled to rely on any notice given by a person whom Bank reasonably believes to be an Authorized Officer, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs, and expenses suffered by Bank as a result of such reliance.

(c)Usage of Credit Card Services Under Credit Card Line.

(i)Usage Period.  Subject to and upon the terms and conditions of this Agreement, at any time through the Credit Card Maturity Date, Borrower may use the Credit Card Services (as defined below) in amounts and upon terms as provided in Section 2.1(c)(ii) below.

(ii)Credit Card Services.  Subject to and upon the terms and conditions of this Agreement, Borrower may request corporate credit cards services from Bank (the “Credit Card Services”).  The aggregate limit of the corporate credit cards shall not exceed the Credit Card Line.  The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.

(iii)Collateralization of Obligations Extending Beyond Maturity.  Borrower shall take such actions as Bank may reasonably request to cause its obligations with respect to any Credit Card Services to be secured to Bank’s reasonable satisfaction as of the Credit Card Maturity Date.  If Borrower has not cash secured its obligations with respect to any Credit Card Services by the Credit Card Maturity Date, then, effective as of such date, the balance in any of Borrower’s deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts) shall automatically secure such obligations to the extent of the then continuing or outstanding Credit Card Services.  Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Credit Card Services are outstanding or continue.

2.2[Reserved].

2.3Interest Rates, Payments, and Calculations.

(a)Interest Rates.

(i)Term Loan.  Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 0.25% above the Prime Rate then in effect; or (B) 5.00%.

(b)Late Fee; Default Rate.  If any payment is not made within 15 days after the date such payment is due, at Bank’s election, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  At Bank’s election, after the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest, upon notice of such increase given by Bank, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”); provided, that, from and after the occurrence of any Event of Default described in Section 8.5, such increase shall be automatic and without the requirement of any notice from Bank.  In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrower, the Default Rate may be accrued (at the election of Bank) from the initial date of any Event of Default until all existing Events of Default are waived in writing in accordance with the terms of this Agreement.

(c)Payments.  Borrower authorizes Bank, at Bank’s option, to charge all interest, all Bank Expenses, all Periodic Payments, and any other amounts due and owing in accordance with the terms of this Agreement, in each case if and when due, against, first, a deposit account designated by Borrower in writing, and second, if insufficient funds remain in such account, against any of Borrower’s other deposit accounts.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.4Crediting Payments.  Prior to the occurrence of an Event of Default that is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its reasonable discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5Fees.  Borrower shall pay to Bank the following:

(a)Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, provided that Borrower shall be responsible for no more than $25,000 of such Bank Expenses; and, after the Closing Date, all Bank Expenses, as and when they become due; and

(b)Success Fee.  Upon a Success Fee Event, Borrower shall pay to Bank a one-time fee of $500,000 (the “Success Fee”).  This Section 2.5(b) shall survive any termination of this Agreement.  If this Agreement is terminated prior to payment of the Success Fee, Borrower shall give Bank written notice of the first Success Fee Event to occur thereafter and pay the Success Fee upon the consummation of such Success Fee Event.

2.6Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) Borrower may simultaneously with such payment terminate this agreement upon 3 Business Days written notice to Bank. Following such payment in full in cash of the Obligations (other than inchoate indemnity obligations) at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its Liens in the Collateral and Bank shall promptly take such action reasonably requested by Borrower, at Borrower’s sole cost and expense, in order to cause such Liens to be terminated of record (including by filing UCC-3 or similar termination statements with respect to such Liens), and all rights therein shall revert to Borrower.

3.CONDITIONS OF LOANS.

3.1Conditions Precedent to Closing.  The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, each of the following items and completed each of the following requirements:

(a)this Agreement;

(b)an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)a financing statement (Form UCC-1);

(d)Borrower shall have opened and funded not less than $50,000 in deposit accounts held with Bank;

(e)a Loan Advance Request Form, delivered in the form and manner required by Section 2.1(b)(iii) of this Agreement, requesting that Bank make the Term Loan on or about the Closing Date;

(f)current SOS Reports indicating that, except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g)current financial statements, including Borrower-prepared statements for Borrower’s most recently ended fiscal year and Borrower-prepared consolidated and consolidating balance sheets and income statements for each of the preceding 12 months; and such other updated financial information as Bank may reasonably request;

(h)a current Compliance Certificate in accordance with Section 6.2;

(i)a Borrower Information Certificate for each Borrower and Parent Guarantor;

(j)the Parent Guaranty, duly executed by Parent Guarantor, together with an officer’s certificate of Parent Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of the Parent Guaranty; and

(k)such other documents or certificates, and completion of such other matters, as Bank may have reasonably requested.

3.2Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon Borrower’s compliance with Section 3.1 above, and is further subject to the following conditions:

(a)timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1(b)(iii);

(b)in Bank’s sole but reasonable discretion, there has not been a Material Adverse Effect; and

(c)the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.CREATION OF SECURITY INTEREST.

4.1Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents.  Except for Permitted Liens or as disclosed in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.  Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, other than Permitted Liens.  Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations) are outstanding.  Upon request by Borrower and payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and interests in the Collateral, and Bank shall take such actions as reasonably requested by Borrower in order to cause such Liens to be terminated of record (including filing UCC-3 or similar termination statements with respect to such Liens).

4.2Perfection of Security Interest.  Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable.  Borrower shall have possession of the Collateral, except goods transferred in the ordinary course of business where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) subject to Section 7.11 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) subject to Section 6.6, obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank.  Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.  Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as such specific Obligations are outstanding.  Borrower shall take such other actions as Bank reasonably requests to perfect its security interests granted under this Agreement.

5.REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1Due Organization and Qualification.  Borrower and each Subsidiary is duly existing under the laws of the state in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3Collateral.  Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.  Other than movable items of personal property used by Borrower’s employees in the ordinary course of business, such as laptop computers, all Collateral is located solely in the United States.  All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.  Except as set forth in the Schedule or as permitted under Section 6.6, none of Borrower’s Cash is maintained or invested with a Person other than Bank or Bank’s affiliates.

5.4Intellectual Property Collateral.  Borrower is the sole owner of the intellectual property created or purchased by Borrower, except for (a) licenses permitted hereunder or granted by Borrower to its customers in the ordinary course of business, (b) over the counter software that is commercially available to the public, and (c) material intellectual property licensed to Borrower and noted on a Borrower Information Certificate.  The intellectual property owned or licensed by Borrower constitutes all intellectual property material to the conduct of Borrower’s business as now conducted and as presently proposed to be conducted.  To the best of Borrower’s knowledge, each of the Copyrights, Trademarks, and Patents created or purchased by Borrower is valid and enforceable, and no part of the intellectual property created or purchased by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the intellectual property created or purchased by Borrower violates the rights of any third party except, in each case, to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5Name; Location of Chief Executive Office.  Except as disclosed in the Schedule or for which notice has been provided in accordance with Section 7.2, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.6Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7No Material Adverse Change in Financial Statements.  All consolidated and consolidating, if applicable, financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating, if applicable, financial condition as of the date thereof and Borrower’s consolidated and consolidating, if applicable, results of operations for the period then ended.  There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9Compliance with Laws and Regulations.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except, in each case, those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11Government Consents.  Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12Inbound Licenses.  Except as disclosed on the Schedule or as disclosed pursuant to Section 6.9, Borrower is not a party to, nor is bound by, any material license or other material agreement important for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property important for the conduct of Borrower’s business, other than this Agreement or the other Loan Documents.

5.13Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1Good Standing and Government Compliance.  Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in their respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, in each case, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2Financial Statements, Reports, Certificates, Collateral Audits.

(a)Borrower shall deliver to Bank:  (i) as soon as available, but in any event within 30 days after the end of each calendar month, a company prepared consolidated and consolidating, as applicable, balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 180 days after the end of Borrower’s fiscal year, audited consolidated and consolidating, as applicable, financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is either unqualified, qualified only for going concern related solely to Borrower’s liquidity position, or otherwise consented to in writing by Bank on such financial statements from an independent certified public accounting firm reasonably acceptable to Bank; provided that, for Borrower’s 2019 fiscal year, Borrower need provide only Borrower-prepared financial statements; (iii) an annual budget approved by Borrower’s board of directors as soon as available but not later than 60 days after the beginning of each fiscal year during the term of this Agreement; (iv) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (v) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of $250,000 or more; (vi) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vii) periodic informal clinical updates on any material developments as Borrower may determine appropriate or upon the request of Bank; and (viii) such budgets, sales projections, operating plans, or other financial information related to Borrower’s business as Bank may reasonably request from time to time.

(b)Within 30 days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements described in Section 6.2(a)(i) above a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c)As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d)Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrower’s expense in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  Borrower shall include a submission date on any certificates and reports to be delivered electronically.

6.3Inventory and Equipment; Returns.  Borrower shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date, or as is standard in the industry.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $100,000.

6.4Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.

6.5Insurance.  Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Borrower’s.  All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as lender’s loss payee.  All liability insurance policies shall show, or have endorsements showing, Bank as an additional insured.  Any such insurance policies shall specify that the insurer must give at least 20 days’ notice to Bank before canceling its policy for any reason.  Within 30 days of the Closing Date, Borrower shall cause to be furnished to Bank evidence that the insurance policies required by this section are in full force and effect, including a copy of its policies and appropriate evidence showing loss payable and additional insured clauses or endorsements in favor of Bank.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.  Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6Primary Depository.  Within 45 days after the Closing Date, Borrower shall maintain, and shall cause each Subsidiary to maintain, substantially all of its cash in depository or operating accounts with Bank.  Notwithstanding the foregoing, (a) Borrower may maintain (i) when Borrower’s aggregate Cash at Bank equals or exceeds $1,000,000, up to $1,000,000, and (ii) at all other times, $250,000, in each case, in an account at Silicon Valley Bank to facilitate the payment of payroll and trade payables, provided that such account is subject to an account control agreement in favor of Bank, and (b) at any time when Borrower’s and Parent Guarantor’s aggregate Cash at Bank exceeds $50,000,000, Borrower may maintain amounts in excess of $50,000,000 in Cash or Investments with Pacific Western Asset Management.  Prior to Borrower maintaining any investment accounts with Pacific Western Asset Management, Borrower, Bank, and Pacific Western Asset Management (or, if applicable, the relevant securities intermediary) shall have entered into a securities account control agreement with respect to any such investment accounts, in form and substance reasonably satisfactory to Bank.

6.7Financial Covenants.  Borrower shall achieve the following milestone covenant:

(a)Funding Milestone.  On or before January 31, 2020, Borrower shall deliver to Bank (i) a fully executed equity purchase agreement providing for an aggregate equity investment in Borrower or Parent Guarantor of at least $60,000,000, on terms and from investors reasonably acceptable to Bank; and (ii) evidence reasonably satisfactory to Bank that Borrower or

Parent Guarantor has received, after the Closing Date, Cash proceeds of at least $30,000,000, less reasonable transaction expenses, from the sale or issuance of Borrower’s or Parent Guarantor’s equity securities to investors reasonably acceptable to Bank.

6.8Protection of Intellectual Property Rights.  Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its trade secrets, Trademarks, Patents, and Copyrights material to its business, (ii) detect infringements of its Trademarks, Patents, and Copyrights and promptly advise Bank in writing of material infringements detected, and (iii) not allow any of its material Trademarks, Patents, or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

6.9Consent of Inbound Licensors.  After entering into or becoming bound by any material inbound license or agreement, Borrower shall (i) on the next Compliance Certificate delivered to Bank after entering into such material license or agreement, provide both a copy of such license or agreement and a summary of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition, and (ii) at Bank’s request, in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary of Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall promptly notify Bank of such creation or acquisition, and Borrower or such Subsidiary shall take all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement):  (i) to cause such New Subsidiary to become either (A) a co-borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or (B) a secured guarantor with respect to the Obligations, if such New Subsidiary is not organized under the laws of the United States; and (ii) to grant and pledge to Bank a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary.

6.11Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity obligations) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1Dispositions.  Convey, sell, lease, license, transfer, or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution not permitted by Section 6.6, in each case, other than Permitted Transfers.

7.2Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name or the state of Borrower’s formation or relocate its chief executive office without 30 days prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief operating officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief operating officer for more than 60 consecutive days; suffer a change on its board of directors which results in the failure of at least one partner of each of Atlas Venture or its Affiliate and F-Prime Capital or its Affiliate to serve as voting members without the prior written consent of Bank, which may be withheld in Bank’s sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; convert to another form of incorporated or unincorporated business or entity; have a Change in Control; Divide.

7.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or a division, line of business, or business unit of another Person, in each case except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity; or (b) the Obligations (other than inchoate indemnity obligations) are repaid in full and this Agreement is terminated concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity.  Borrower shall not, without Bank’s prior written consent, enter into any binding contractual arrangement with any investment banker, business broker, or similar Person to attempt to facilitate a merger or acquisition of Borrower or Borrower’s assets (any such agreement, an “Investment Banker Agreement”); unless (i) no Event of Default exists when such Investment Banker Agreement is entered into by Borrower, (ii) such Investment Banker Agreement does not give the counterparty the right, in connection with a sale of Borrower’s stock or assets pursuant to or resulting from an assignment for the benefit of creditors, an asset turnover to Borrower’s creditors (including, without limitation, Bank), foreclosure, bankruptcy or similar liquidation, to claim any fee, payment or damages from any parties, other than from Borrower or Borrower’s investors, and (iii) Borrower notifies Bank in advance of entering into such an Investment Banker Agreement (provided, the failure to give such notification shall not be deemed a material breach of this Agreement).

7.4Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness,

or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness prior to the scheduled maturity date, except Indebtedness to Bank.

7.5Encumbrances.  Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (a) the licensors of in-licensed property with respect to such property or (b) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (a) repurchase the stock of former employees, consultants or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $500,000 in any fiscal year, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (b) repurchase the stock of former employees, consultants or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to Borrower regardless of whether an Event of Default exists.

7.7Investments.  Directly or indirectly acquire or own an Investment in, or make any Investment in or to, any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or, except as permitted by Section 6.6, maintain or invest any of its investment property with a Person other than Bank or Bank’s affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance reasonably satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8Reserved.

7.9Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) bona fide sales or issuances of Borrower’s equity securities to Borrower’s investors that do not result in a Change in Control, and (c) customary compensation arrangements approved by Borrower’s board of directors.

7.10Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.11Inventory and Equipment.  On and after the date that is 90 days after the Closing Date, (a) Store Inventory or Equipment of a book value in excess of $250,000 with a bailee, warehouseman, collocation facility or similar third party unless such third party has been notified of Bank’s security interest and Bank has received a bailee waiver in favor of Bank, in form and substance satisfactory to Bank, duly executed by Borrower and such third party; or (b) with respect to any leased or licensed real property, store Collateral of a book value in excess of $250,000 unless the landlord has been notified of Bank’s security interest and Bank has received a landlord waiver, in form and substance satisfactory to Bank, duly executed by Borrower and such landlord.

7.12No Investment Company; Margin Regulation.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1Payment Default.  If Borrower fails to pay any of the Obligations when due;

8.2Covenant Default.

(a)If Borrower fails to perform any obligation under Sections 6.2 (financial reporting), 6.4 (taxes), 6.5 (insurance), 6.6 (primary accounts), or 6.7 (financial covenants), or violates any of the covenants contained in Article 7 of this Agreement; or

(b)If Borrower fails or neglects to perform or observe any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by Borrower be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3Material Adverse Change.  If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect.  In determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur, Bank recognizes that, as a pre-profit company, Borrower’s cash resources will decline over time, and Borrower will periodically require additional infusions of equity capital.  The clear intention of Borrower’s investors to continue to fund Borrower in the amounts and timeframe necessary, in Bank’s good faith judgment, to enable Borrower to satisfy the Obligations as they become due and payable is the most significant criterion Bank shall consider in making any such determination;

8.4Attachment.  If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 10 days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6Other Agreements.  If (a) there is an uncured default or other uncured failure to perform in any agreement to which Borrower is a party with a third party or parties (i) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $500,000, (ii) in connection with any lease of real property material to the conduct of Borrower’s business, if such default or failure to perform results in the right of another party to terminate such lease, or (iii) that would reasonably be expected to have a Material Adverse Effect, or (b) any default or event of default (however designated) shall occur with respect to any Subordinated Debt that is not cured within any applicable cure period;

8.7Judgments.  If a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.8Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.9Guaranty.  If any guaranty of all or a portion of the Obligations (including without limitation the Parent Guaranty) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any such guaranty or a security agreement securing any such guaranty (collectively, the “Guaranty Documents”), or any event of default occurs and continues under any Guaranty Document or any guarantor revokes or purports to revoke such a guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor.

9.BANK’S RIGHTS AND REMEDIES.

9.1Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following to the extent not prohibited by applicable law, all of which are authorized by Borrower:

(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c)Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d)Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate at a location that is reasonably convenient to Bank and Borrower.  Borrower authorizes Bank to peaceably enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge by Borrower, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)Place a “hold” on any account maintained with Bank, decline to honor presentments (including but not limited to checks, wires, and ACH drafts) against any account at Bank, and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(g)Set off and apply to the Obligations then due any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(h)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(i)Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate.  Bank may sell the Collateral without giving any warranties as to the Collateral.  Bank may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(j)Bank may credit bid and purchase at any public sale;

(k)Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(l)Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the

Collateral; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3Accounts Collection.  At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; and/or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5Bank’s Liability for Collateral.  Bank has no obligation to clean up or otherwise prepare the Collateral for sale.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6No Obligation to Pursue Others.  Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower.  Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8Demand; Protest.  Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by electronic mail to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	Akrevia Therapeutics Inc., on behalf of each Borrower

LabCentral 610

610 Main Street

Cambridge, MA 02139

Attn: Joseph Farmer

[**]

with a copy to:Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: Mark D. Smith

[**]

If to Bank:Pacific Western Bank

406 Blackwell Street, Suite 240

Durham, North Carolina 27701

Attn: Loan Operations Manager

[**]

with a copy to:Pacific Western Bank

131 Oliver Street, 2nd Floor

Boston, MA 02110

Attn: Scott Hansen

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of North Carolina, without regard to principles of conflicts of law.  Jurisdiction shall lie in the State of North Carolina.  All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrower’s account or any related agreement or transaction shall be brought in the General Court of Justice of North Carolina sitting in Durham County, North Carolina or the United States District Court for the Middle District of North Carolina, except as provided below with respect to arbitration of such matters.  BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.  If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in Durham County, North Carolina in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules.  The arbitrator shall apply North Carolina law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section.  The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness fees, and reasonable attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator.  Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12.GENERAL PROVISIONS.

12.1Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.  Notwithstanding the foregoing, provided that no Event of Default has occurred and is continuing hereunder, Bank shall not assign its interest in the Term Loans or the Loan Documents to any Person who in Bank’s reasonable discretion is (i) a direct competitor of Borrower, or (ii) a vulture or distressed debt fund.

12.2Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, directors, employees, affiliates, advisors and agents (an “Indemnified Person”) against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by an Indemnified Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order.

12.3Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5Amendments in Writing, Integration.  All amendments to or terminations of this Agreement or the other Loan Documents must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.7Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8Confidentiality and Publicity.

(a)Borrower shall not, and shall not permit any of its Affiliates to:  (i) publish or disclose any materials containing Bank’s name, including in any press release or otherwise in connection with any advertising or marketing, without first obtaining Bank’s prior written consent, or (ii) use Bank’s name (or the name of any of its Affiliates) in connection with its operations or business.

(b) In handling any confidential information, Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information to maintain in confidence, in accordance with its customary procedures for handling confidential information, all non-public information furnished to Bank  (“Confidential Information”) other than any such Confidential Information that becomes generally available to the public or becomes available to Bank from a source other than Borrower and that is not known to Bank to be subject to confidentiality obligations; provided, that Bank shall have the right to disclose Confidential Information to: (i) Bank’s Affiliates in connection with their present or prospective business relations with Borrower as long as such entities are subject to similar confidentiality provisions; (ii) such Person or such Person’s Affiliates’ lenders, funding sources, or financing sources; (iii) such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, equity owners, professional consultants, portfolio management services and rating agencies; (iv) any successor or assign of Bank; (v) any Person to whom Bank offers to sell, assign or transfer any Credit Extension or any part thereof or any interest or participation therein, provided that such Person subject to similar confidentiality provisions; (vi) any Person that provides statistical analysis and/or information services to Bank or its Affiliates; and (vii) any Person (A) to the extent required by it by law, (B) as required in connection with the examination, audit, or similar investigation of Bank by appropriate authorities, (C) in response to any subpoena or other legal process or governmental investigative demand, (D) in connection with any litigation, or € in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document.  The obligations of Bank and its Affiliates under this Section 12.8 shall supersede and replace any other confidentiality obligations agreed to by Bank or its Affiliates.

13.CO-BORROWER PROVISIONS.

13.1Primary Obligation.  This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower.  Each Borrower shall be liable for existing and future Obligations as fully as if all Credit Extensions were advanced to such Borrower.  Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, such Borrower and each other Borrower, including without limitation Loan Advance / Paydown Request Forms and Compliance Certificates.

13.2Enforcement of Rights.  Each Borrower is jointly and severally liable for the Obligations, and Bank may proceed against any Borrower to enforce the Obligations without waiving its right to proceed against any other Borrower.

13.3Borrowers as Agents.  Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of each Borrower, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents.  This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of a Borrower.

13.4Subrogation and Similar Rights.  Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.4 shall be null and void.  If any payment is made to a Borrower in contravention of this Section 13.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.5Waivers of Notice.  Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled.  Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower.  Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith.  Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower.  Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of such Borrower’s risks hereunder.

13.6Subrogation Defenses.  Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now or hereafter in effect.

13.7Right to Settle, Release.

(a)The liability of each Borrower hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.8Subordination.  All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AKREVIA THERAPEUTICS INC.

By: /s/ Joseph Farmer

Name: Joseph Farmer

Title: Chief Operating Officer

AKREVIA CONCERTO LLC

By: /s/ Joseph Farmer

Name: Joseph Farmer

Title: Chief Operating Officer

PACIFIC WESTERN BANK

By: /s/ Scott Hansen

Name: Scott Hansen

Title: Managing Director

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Authorized Officer” means someone designated as such in the corporate resolution provided by Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s board of directors.  If Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated by in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents;  reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means a transaction (other than (i) an IPO or (ii) a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the North Carolina Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Code), (ii) is property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, or any Subsidiary which sole purpose is to hold the stock of such controlled foreign corporation, if the grant of a security interest in such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to Borrower due to the application of IRC §956, or (iv) is property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Line” means a Credit Extension of up to $250,000, to be used exclusively for the provision of Credit Card Services.

“Credit Card Maturity Date” means November 21, 2023.

“Credit Extension” means the Term Loan, the Credit Card Services provided under the Credit Card Line, or any other extension of credit, by Bank to or for the benefit of Borrower hereunder.

“Divide” means, with respect to any Person that is an entity, the dividing of such Person into two or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other statute with respect to any corporation, limited liability company, partnership, or other entity.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following, whether now existing, or hereafter acquired or created, in any medium, of any kind or nature whatsoever:

(a)Copyrights, Trademarks, and Patents;

(b)Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)All amendments, renewals, and extensions of any Copyrights, Trademarks, and Patents; and

(g)All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest-Only End Date” means May 21, 2021.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank (or any of its correspondent banks) at Borrower’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.  Notwithstanding the foregoing, “Obligations” shall not include any warrant or equity related investments.

“Parent Guarantor” means Akrevia Therapeutics LLC, a Delaware limited liability company.

“Parent Guaranty” means that certain Unconditional Guaranty, dated on or about the Closing Date, by Parent Guarantor in favor of Bank, as amended, restated, supplemented, or otherwise modified from time to time.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)Indebtedness not to exceed $800,000 in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

(d)Subordinated Debt;

(e)Indebtedness to trade creditors incurred in the ordinary course of business;

(f)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)Interest rate hedging arrangements with financial institutions other than Bank in an aggregate amount not to exceed $250,000 at any time;

(h)Additional unsecured Indebtedness not to exceed $250,000 in the aggregate at any time; and

(i)Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)Investments existing on the Closing Date disclosed in the Schedule;

(b)(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) money market accounts, (v) Investments in regular deposit or checking accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement, and (vi) Investments consistent with any investment policy adopted by Borrower’s board of directors;

(c)Investments accepted in connection with Permitted Transfers;

(d)Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $500,000 in the aggregate in any fiscal year;

(e)Investments not to exceed $500,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s board of directors;

(f)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(g)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(h)Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $500,000 in the aggregate in any fiscal year;

(i)Investments permitted under Sections 7.3, 7.6, and 7.7; and

(j)Additional Investments, other than Investments in Subsidiaries, by Borrower that do not exceed $300,000 in the aggregate during the term of this Agreement.

“Permitted Liens” means the following:

(a)Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;

(b)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c)Liens not to exceed $800,000 in the aggregate at any time (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)Liens incurred in connection with licenses or sublicenses permitted hereunder;

(e)Statutory Liens securing claims or demands of materialmen, mechanics, carriers, repairmen, or other like Liens imposed without the action of such parties arising in the ordinary course of business;

(f)Liens to secure payment for workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

(g)Non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(h)Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(i)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.7 (judgments);

(j)Leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business);

(k)Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by, such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts to the extent required by Section 6.6; and

(l)Liens securing Subordinated Debt, provided that such Liens do not encumber assets beyond those assets comprising the Collateral.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)Inventory in the ordinary course of business;

(b)licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)worn-out, surplus or obsolete Equipment;

(d)grants of security interests and other Liens that constitute Permitted Liens;

(e)Transfers that constitute Permitted Investments;

(f)Cash in the ordinary course of business, unless otherwise prohibited by the terms of this Agreement; and

(g)other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $500,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the President, Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance and the Controller of Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“SOS Reports” means the official reports from the Secretaries of State of the state where Borrower’s chief executive office is located, the state of Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Success Fee Event” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of a Borrower or Parent Guarantor and its subsidiaries taken as a whole, (b) any reorganization, consolidation, merger or sale of the voting securities of a Borrower or Parent Guarantor or any other transaction where the holders of a Borrower’s or Parent Guarantor’s securities before the transaction beneficially own (directly or indirectly) less than 50% of the outstanding voting securities of the surviving entity after the transaction, or (c) the sale or issuance of a Borrower’s, Parent Guarantor’s, or its affiliate’s equity securities in connection with an initial public offering, an alternative public offering, a reverse merger, or any similar transaction in which Borrower, Parent Guarantor, or such affiliate receives cash proceeds from such sale or issuance and Borrower’s, Parent Guarantor’s, or such affiliate’s equity securities may thereafter be traded in a public market.

“Term Loan Maturity Date” means November 21, 2023.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

EXHIBIT B

DEBTOR:AKREVIA THERAPEUTICS INC.

SECURED PARTY:PACIFIC WESTERN BANK

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Article 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of November 21, 2019, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT B

DEBTOR:AKREVIA CONCERTO LLC

SECURED PARTY:PACIFIC WESTERN BANK

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the North Carolina Uniform Commercial Code, as amended or supplemented from time to time, including revised Article 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of November 21, 2019, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM

[Please refer to New Borrower Kit]

EXHIBIT D

COMPLIANCE CERTIFICATE

[Please refer to New Borrower Kit]

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is made and entered into as of March 12, 2021, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and XILIO DEVELOPMENT, INC. and XILIO CONCERTO LLC (individually and collectively referred to as “Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of November 21, 2019 (as amended from time to time, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)

Borrower Akrevia Therapeutics Inc. has changed its name to Xilio Development, Inc.  Bank and Borrower hereby agree that the Agreement and each other Loan Document are hereby amended wherever necessary to reflect this change.

2)

Borrower Akrevia Concerto LLC has changed its name to Xilio Concerto LLC.  Bank and Borrower hereby agree that the Agreement and each other Loan Document are hereby amended wherever necessary to reflect this change.

3)

Borrower has informed Bank that Borrower may in the future create an MSC Subsidiary.  Bank and Borrower hereby agree that, so long as the MSC Investment Conditions continue to be met, (a) any MSC Subsidiary will not be required to become a co-borrower or secured guarantor with respect to the Obligations, notwithstanding Section 6.10 of the Agreement, and (b) Investments by Borrower in the MSC Subsidiary will constitute Permitted Investments.  If, at any time after the formation of an MSC Subsidiary, the MSC Investment Conditions are not met, then (x) Borrower may not make Investments in any MSC Subsidiary, and (y) within two (2) Business Days after the first date on which the MSC Investment Conditions are not met, Borrower shall cause each MSC Subsidiary to (i) order the liquidation of any of its Investments into cash, (ii) transfer cash to Borrower’s accounts with Bank, and (iii) thereafter transfer any cash that it possesses to Borrower’s accounts with Bank, in each case until the MSC Investment Conditions are again being met.  Borrower shall not permit any MSC Subsidiary to make any Investments or hold any assets that would cause that MSC Subsidiary to fail to qualify as a “security corporation” under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified, or replaced from time to time).

4)	Section 6.6 of the Agreement is hereby amended and restated, as follows:

6.6Primary Depository.  Borrower shall maintain, and shall cause each Subsidiary to maintain, substantially all of its cash in depository or operating accounts with Bank.  Notwithstanding the foregoing, (a) Borrower may maintain (i) when Borrower’s aggregate Cash at Bank equals or exceeds $1,000,000, up to $1,000,000, and (ii) at all other times, $250,000, in each case, in an account at Silicon Valley Bank to facilitate the payment of payroll and trade payables, provided that such account is subject to an account control agreement in favor of Bank, and (b) at any time when Borrower’s, Parent Guarantor’s, and Ultimate Parent Guarantor’s aggregate Cash at Bank exceeds $50,000,000, Borrower may maintain amounts in excess of $50,000,000 in Cash or Investments with Pacific Western Asset Management.  Prior to Borrower maintaining any investment accounts with Pacific Western Asset Management, Borrower, Bank, and Pacific Western Asset Management (or, if applicable, the relevant securities intermediary) shall have entered into a securities account control agreement with respect to any such investment accounts, in form and substance reasonably satisfactory to Bank.

5)	Section 7.2 of the Agreement is hereby amended and restated, as follows:

7.2Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name or the state of Borrower’s formation or relocate its chief executive office without 30 days’ prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief operating officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief operating officer for more than 60 consecutive days; suffer a change on its board of directors which results in the failure of at least one partner of Atlas Venture or its Affiliate to serve as a voting member without the prior written consent of Bank, which may be withheld in Bank’s sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; convert to another form of incorporated or unincorporated business or entity; have a Change in Control; Divide.

6)	The following defined terms are hereby added in Exhibit A to the Agreement, as follows:

“MSC Investment Conditions” means that

(a)Borrower, Parent Guarantor, and Ultimate Parent Guarantor collectively maintain on deposit with Bank unrestricted cash or cash equivalents in an aggregate amount greater than or equal to 105% of the then outstanding principal and accrued interest on all Credit Extensions; and

(b)each MSC Subsidiary qualifies as a “security corporation” under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified, or replaced from time to time).

“MSC Subsidiary” means any Subsidiary that is intended to qualify as a “security corporation” under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified, or replaced from time to time).

“Ultimate Parent Guarantor” means Xilio Therapeutics, Inc., a Delaware corporation.

7)	The following defined term in Exhibit A to the Agreement is hereby amended and restated, as follows:

“Parent Guaranty” means that certain Amended and Restated Unconditional Guaranty, dated on or about March 12, 2021, by Parent Guarantor and Ultimate Parent Guarantor in favor of Bank, as amended, restated, supplemented, or otherwise modified from time to time.

8)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

Each Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

9)	Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.
10)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
11)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)this Amendment, duly executed by each Borrower;

b)

the Parent Guaranty, duly executed by each of Parent Guarantor and Ultimate Parent Guarantor, together with an officer’s certificate of each of Parent Guarantor and Ultimate Parent Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of the Parent Guaranty;

c)	payment of a $1,000 facility fee, which may be debited from any Borrower’s accounts;
d)

payment for all Bank Expenses incurred through the date of this Amendment, including Bank’s expenses for the documentation of this Amendment and any UCC, good standing or intellectual property search or filing fees, which may be debited from any Borrower’s accounts; and

e)	such other documents and completion of such other matters, as Bank may reasonably request.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

XILIO DEVELOPMENT, INC.		PACIFIC WESTERN BANK

By:	/s/ Edward English	By:	/s/ Katherine Meeks
Name: Edward English Title: Vice President of Finance		Name: Katherine Meeks Title: Vice President

XILIO CONCERTO LLC

By:	/s/ Edward English
Name: Edward English Title: Vice President of Finance

SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is made and entered into as of May 10, 2021, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and XILIO DEVELOPMENT, INC. and XILIO CONCERTO LLC (individually and collectively referred to as “Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of November 21, 2019 (as amended from time to time, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

12)	Section 7.2 of the Agreement is hereby amended and restated, as follows:

7.2Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name or the state of Borrower’s formation or relocate its chief executive office without 30 days’ prior written notification to Bank; replace or suffer the departure of its chief executive officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer for more than 60 consecutive days; suffer a change on its board of directors which results in the failure of at least one partner of Atlas Venture or its Affiliate to serve as a voting member without the prior written consent of Bank, which may be withheld in Bank’s sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; convert to another form of incorporated or unincorporated business or entity; have a Change in Control; Divide.

13)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Each Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

14)	Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment.
15)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
16)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)this Amendment, duly executed by each Borrower;

b)

payment for all Bank Expenses incurred through the date of this Amendment, including Bank’s expenses for the documentation of this Amendment and any UCC, good standing or intellectual property search or filing fees, which may be debited from any Borrower’s accounts; and

c)	such other documents and completion of such other matters, as Bank may reasonably request.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

XILIO DEVELOPMENT, INC.		PACIFIC WESTERN BANK

By:	/s/ Edward C. English	By:	/s/ Katherine Meeks
Name: Edward C. English Title: VP Finance		Name: Katherine Meeks Title: Vice President

XILIO CONCERTO LLC

By:	/s/ Edward C. English
Name: Edward C. English Title: VP Finance

[Signature Page to Second Amendment to Loan and Security Agreement]

THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of September 17, 2021, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), XILIO DEVELOPMENT, INC., and XILIO CONCERTO LLC (individually and collectively referred to as “Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of November 21, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1)	Amendments.
a)	Section 2.1(b)(i) of the Agreement is amended and restated to read as follows:

(i)As of the Third Amendment Date, Borrower owes Bank a principal amount of $9,000,000.01 on account of an outstanding term loan (the “Initial Term Loan”).  Subject to and upon the terms and conditions of this Agreement, on the Third Amendment Date, Bank shall make new term loans available to Borrower in two tranches, referred to herein as Tranche I and Tranche II.  Borrower shall request, and Bank shall make, the Tranche I term loan on the Third Amendment Date in the principal amount of Ten Million Dollars ($10,000,000) (the “Tranche I Term Loan”), which immediately shall be used to repay the outstanding principal amount and all accrued interest of the Initial Term Loan made under the Agreement prior to the Third Amendment Date.  In addition, following the Third Amendment Date, Borrower may request, and Bank shall make, one or more additional term loans in an aggregate principal amount of up to Ten Million Dollars ($10,000,000) at any time through the Interest-Only End Date (the “Tranche II Term Loan”), the proceeds of which shall be used for working capital and general corporate purposes.  For purposes of this Agreement, “Term Loan(s)” means the Tranche I Term Loan, and if requested by Borrower and made by Bank, the Tranche II Term Loan, as applicable.

b)	Section 2.1(b)(ii) of the Agreement is amended and restated to read as follows:

(ii)Interest shall accrue from the date a Term Loan is made at the rate specified in Section 2.3(a), through the Interest-Only End Date, and shall be payable monthly in arrears beginning on the 21st day of the month next following the applicable Term Loan, and continuing on the same calendar day of each month thereafter.  Any portion of the applicable Term Loan that is outstanding on the Interest-Only End Date shall be payable in 18 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on the date that is one month immediately following the Interest-Only End Date and continuing on the same calendar day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loan and any other amounts due under this Agreement shall be immediately due and payable. Borrower may prepay all or any portion of the Term Loans without penalty or premium (other than the Prepayment Fee set forth in Section 2.5(c)), provided that Borrower may not reborrow any Term Loan, once repaid.  In connection with any prepayment, including a prepayment due to acceleration by Bank hereunder of the Term Loans upon the occurrence and during the continuance of an Event of Default, Borrower shall pay, in addition to the outstanding principal and accrued interest, the Prepayment Fee.

c)	Section 2.3(a)(i) of the Agreement is amended and restated to read as follows:

(i)Term Loan.  Except as set forth in Section 2.3(b), the Term Loan(s) shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) 0.25% above the Prime Rate then in effect; and (B) 4.75%.

d)	Section 2.5(b) of the Agreement is amended to read as follows:

(b)Success Fee. Upon a Success Fee Event, Borrower shall pay to Bank a one-time fee equal to (i) $750,000 if such Success Fee Event occurs by December 31, 2021, (ii) $875,000 if such Success Fee Event occurs after December 31, 2021 but before March 31, 2022, or (iii) $1,000,000 if such Success Fee Event occurs after March 31, 2022 (“Success Fee”). If this Agreement is terminated prior to payment of the Success Fee, Borrower shall give Bank written notice of the first Success Fee Event to occur thereafter and pay the Success Fee upon the consummation of such Success Fee. This Section 2.5(b) shall survive any termination of this Agreement.

e)	A new Section 2.5(c) is added to the Agreement to read as follows:

(c)Prepayment Fee.  The Prepayment Fee as and when due pursuant to Section 2.1(b)(ii).

f)	Section 6.7(a) of the Agreement is amended to read as follows:

(a)Funding Milestone.  On or before December 31, 2023, Borrower shall deliver to Bank evidence reasonably satisfactory to Bank that Borrower or Parent Guarantor has received, after the Third Amendment Date, gross Cash proceeds of at least $50,000,000, less reasonable transaction expenses (including, without limitation, underwriters discounts and commissions and legal and accounting fees and expenses) from the sale or issuance of Borrower’s or Parent Guarantor’s equity securities to investors.

g)	Section 7.2 of the Agreement is amended to read as follows:

7.2Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of Borrower's formation or incorporation or relocate its chief executive office without 30 days prior written notification to Bank; replace or suffer the departure of its chief executive officer without delivering written notification to Bank within 10 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer for more than 60 consecutive days; suffer a change on its board of directors which results in the failure of at least one partner of Atlas Venture or its Affiliate to serve as voting members, other than in connection with the initial public offering, without the prior written consent of Bank, which may be withheld in Bank's sole discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; convert to another form of incorporated or unincorporated business or entity; have a Change in Control; Divide.

h)	Section 10 of the Agreement is amended to update Borrower’s notice address to read as follows:

If to Borrower:	Xilio Therapeutics, Inc., on behalf of each Borrower
828 Winter Street, Suite 300
Waltham, MA 02451
Attention: Legal Department

With copies to (which shall not constitute notice):

Xilio Therapeutics, Inc., Legal Department: [***]

Goodwin Procter LLP
100 Northern A venue
Boston, MA 02210
Attention: Mark D. Smith
[***]

i)	Exhibit A to the Agreement is amended by amending or restating, or adding, in appropriate alphabetical order, as applicable, the following defined terms to read as follows:

“Credit Card Maturity Date” means June 30, 2024.

“Interest-Only End Date” means December 31, 2022.

“Term Loan Maturity Date” means June 30, 2024.

“Third Amendment Date” means September , 2021.

“Prepayment Fee” means an amount equal to the principal amount of the Term Loan(s) then outstanding multiplied by 1.00% if the prepayment occurs on or before the one year anniversary of the Third Amendment Date.

2)

Bank acknowledges that, following the Third Amendment Date, Borrower anticipates effecting a corporate reorganization pursuant to which (i) XILIO CONCERTO LLC will merge with and into XILIO DEVELOPMENT, INC., and (ii) XILIO THERAPEUTICS LLC will merge with and into XILIO DEVELOPMENT, INC., in each case (clauses (i) and (ii)) with XILIO DEVELOPMENT, INC. as the surviving entity. Borrower agrees to provide to Bank notice and copies of the certificate of merger, merger agreement, board resolutions and stockholder approvals (if any) executed in connection with the  foregoing mergers and execute additional documents in connection with this Agreement as reasonably requested by Bank within 45 days following such reorganization.

3)

The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement and the security interest as granted as of the Closing Date continues without novation.

4)

Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (provided, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects).  No Event of Default exists, or would exist with notice or lapse of time or both under the Agreement or any other Loan Document.  A true and correct copy of the certificate of incorporation and bylaws, as in effect as of the Third Amendment Date have been delivered to Bank.

5)

This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

6)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

7)	The terms of Section 11 of the Agreement are incorporated by reference herein, mutatis mutandis.
8)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:
a)	this Amendment, duly executed by Borrower;
b)	an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;
c)	payment of the fee of $25,000 and all Bank Expenses, which may be debited from any of Borrower’s deposit account maintained with Bank;
d)	a duly completed Loan Advance/Paydown Request Form with respect to the Term Loan to be made on the Third Amendment Date; and
e)	such other documents and completion of such other matters, as Bank may reasonably request.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

XILIO DEVELOPMENT, INC.		XILIO CONCERTO LLC

By:	/s/ René Russo	By:	/s/ René Russo
Name:	René Russo	Name:	René Russo
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

PACIFIC WESTERN BANK

By:	/s/ Ashley N. Pittman
Name:	Ashley N. Pittman
Title:	SVP

CORPORATE RESOLUTION

The undersigned duly elected and qualified Secretary of XILIO DEVELOPMENT, INC. (the “Company”), solely in his or her capacity as an officer of the company, and not in his or her individual capacity, does hereby certify that the following is a true and correct copy of certain resolutions adopted by the Company’s Board of Directors in accordance with applicable law and the Company’s bylaws, and that such resolutions are now unmodified and in full force and effect:

BE IT RESOLVED, that:

1)

Any one (1) of the following, duly elected officers of the Company (each, an “Authorized Officer”) whose genuine original signature appears next to his or her name is authorized to act for, on behalf of, and in the name of the Company in connection with the resolutions below:

Title	Name	Authorized Signature

2)	Any Authorized Officer may:
a)

Borrow money from time to time from Pacific Western Bank (the “Bank”), and may negotiate and procure loans, letters of credit, foreign exchange contracts and other financial accommodations from Bank, including without limitation, pursuant to that certain Loan and Security Agreement dated as of November 21, 2019, as amended by that certain Third Amendment to Loan and Security Agreement, dated as of September , 2021, and also to execute and deliver to Bank one or more renewals, extensions, or modifications thereof;

b)

Give security for any liabilities of the Company to Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Company;

c)

Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Company, whether or not registered in the name of the Company;

d)	Discount with the Bank, commercial or other business paper belonging to the Company made or drawn by or upon third parties, without limit as to amount;
e)	Authorize and direct the Bank to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign;
f)

Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Company’s property and assets;

3)

The Authorized Officers may designate additional or alternate individuals as being authorized to request loan advances, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as he or she may in his or her discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

4)

Any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, and the authority conferred herein may be exercised singly by any such officer, and these resolutions shall continue in full force and effect until written notice of modification or revocation is received and accepted by Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions).  Bank may rely upon any form of notice, which it in good faith believes to be genuine or what it purports to be.

5)

The Resolutions are in full force and effect as of the date of this Certificate and are intended to replace, as of this date, any Resolutions previously given by the Company to Bank in connection with the matters described herein; these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, revoked or modified; neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Company or of any agreement, indenture or other instrument to which the  Company is a party or by which it is bound; and to the  extent the  articles  of incorporation or bylaws of the Company or any agreement, indenture or other instrument to which the Company is a party or by which it is bound require the vote or consent of shareholders of the Company to authorize any act, matter or thing described in the foregoing Resolutions, such vote or consent has been obtained.

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Company to be affixed on September , 2021.

Secretary*

*If the certifying officer is designated as the only signer in these resolutions then another corporate officer must also sign.

COMPANY RESOLUTION

The undersigned duly elected and qualified Secretary of XILIO CONCERTO LLC (the “Company”), solely in his or her capacity as an officer of the company, and not in his or her individual capacity, does hereby certify that the following is a true and correct copy of certain resolutions adopted by the Company’s Board of Directors in accordance with applicable law and the Company’s organizational documents, and that such resolutions are now unmodified and in full force and effect:

BE IT RESOLVED, that:

Any one (1) of the following, duly elected officers of the Company (each, an “Authorized Officer”) whose genuine original signature appears next to his or her name is authorized to act for, on behalf of, and in the name of the Company in connection with the resolutions below:

Title	Name	Authorized Signature

Any Authorized Officer may:

Borrow money from time to time from Pacific Western Bank (the “Bank”), and may negotiate and procure loans, letters of credit, foreign exchange contracts and other financial accommodations from Bank, including without limitation, pursuant to that certain Loan and Security Agreement dated as of November 21, 2019, as amended by that certain Third Amendment to Loan and Security Agreement, dated as of September , 2021, and also to execute and deliver to Bank one or more renewals, extensions, or modifications thereof;

Give security for any liabilities of the Company to Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Company;

Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Company, whether or not registered in the name of the Company;

Discount with the Bank, commercial or other business paper belonging to the Company made or drawn by or upon third parties, without limit as to amount;

Authorize and direct the Bank to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign;

Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these Resolutions, any or all of which may relate to all or to substantially all of the Company’s property and assets;

The Authorized Officers may designate additional or alternate individuals as being authorized to request loan advances, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as he or she may in his or her discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

Any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, and the authority conferred herein may be exercised singly by any such officer, and these resolutions shall continue in full force and effect until written notice of modification or revocation is received and accepted by Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these Resolutions).  Bank may rely upon any form of notice, which it in good faith believes to be genuine or what it purports to be.

The Resolutions are in full force and effect as of the date of this Certificate and are intended to replace, as of this date, any Resolutions previously given by the Company to Bank in connection with the matters described herein; these Resolutions and any borrowings or financial accommodations under these Resolutions have been properly noted in the corporate books and records, and have not been rescinded, revoked or modified; neither the foregoing Resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Company or of any agreement, indenture or other instrument to which the  Company is a party or by which it is bound; and to the  extent certificate of formation or operating agreement of the Company or any agreement, indenture or other instrument to which the Company is a party or by which it is bound require the vote or consent of shareholders of the Company to authorize any act, matter or thing described in the foregoing Resolutions, such vote or consent has been obtained.

In Witness Whereof, I have affixed my name as Secretary on September , 2021.

Secretary*

*If the certifying officer is designated as the only signer in these resolutions then another  officer must also sign.

FOURTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of May 5, 2022, by and between PACIFIC WESTERN BANK, a California state chartered bank (“Bank”), and XILIO DEVELOPMENT, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of November 21, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

(i)	Amendments.
a)	Section 2.1(b)(iii) is amended to read as follows:

(iii)Whenever Borrower desires a Term Loan, Borrower will notify Bank (which notice shall be irrevocable) by email (or, if permitted by Bank, through the use of an E-System) no later than 3:30 p.m. Eastern time (2:30 p.m. Eastern time for wire transfers), on the Business Day that the Term Loan is to be made.  Each such notification shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C.  Bank is authorized to make Term Loans under this Agreement, based upon instructions received from an Authorized Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid.  Bank shall be entitled to rely on any notice given by a person whom Bank reasonably believes to be an Authorized Officer, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance, except for losses caused by Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order.  Bank will credit the amount of Term Loans made under this Section 2.1(b) to Borrower’s deposit account.

b)	Section 5.7 of the Agreement is amended to read as follows:

No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Affiliate that are delivered by Borrower to Bank or otherwise submitted to Bank by or on behalf of Borrower fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank

c)	Section 5.13 of the Agreement is amended to read as follows:

Full Disclosure.  No representation, warranty or other statement made by Borrower in any  report, certificate, or written statement furnished or submitted to Bank taken together with all such reports, certificates, and written statements furnished or submitted to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in such reports, certificates, or statements not misleading in light of the circumstances in which they were made, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results

d)	The last paragraph off Section 6.2 of the Agreement is deleted in its entirety and replaced with the following two paragraphs, as follows:

Borrower may deliver to Bank on an electronic basis any certificates, reports, requests, or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  Borrower shall include a submission date on any certificates, statements, and reports to be delivered electronically.

Any submission by Borrower of a Compliance Certificate, Borrowing Base Certificate, or other financial statement pursuant to this Section 6.2, shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Certificate, Borrowing Base Certificate, or financial statement, the information and calculations set forth therein are true and correct in all material respects, (ii) as of the end of the compliance period forth in such submission, Borrower is in complete compliance with all required covenants, except as noted in such Compliance Certificate, Borrowing Base Certificate, or financial statement, as applicable; (iii) as of the date of such submission, no Events of Default have occurred or are continuing; and (iv) all representations and warranties, other than any representations or warranties that are made as of a specific date, in Section 5 remain true and correct in all material respects as of the date of such submission, except as noted in such Compliance Certificate, Borrowing Base Certificate, or financial statement, as applicable

e)	Section 6.2(e) is added to the Agreement to read as follows:

As long as Borrower maintains a balance of unrestricted cash at Bank and Bank’s Affiliates of at least two times the principal amount of the Term Loans (including any amount that Borrower has a right to request but has not yet requested), Borrower may submit within five days after filing, Borrower’s financial statements set forth in its Form 10-Q and 10-K for the applicable period in lieu of the monthly financial statements required in Section 6.2(a)(i).  Borrower shall continue to deliver monthly compliance certificates pursuant to Section 6.2(b).

f)	Section 8.8 of the Agreement is amended to read as follows:

Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any report or certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

g)	The address of Bank in Section 10 of the Agreement is amended to read as follows:

555 South Mangum Street, Suite 1000, Durham, NC  27701

h)	Section 12.6 of the Agreement is amended to read as follows:

Counterparts; Electronic Transmission; Electronic Signatures.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Executed copies of this Agreement or the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”) or any similar format, or transmitted electronically by digital image, DocuSign, or other means of electronic transmission or electronic signature, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

i)	Section 12.9 is added to the Agreement to read as follows:

E-Systems.  Borrower authorizes Bank to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Credit Extensions and other matters incidental thereto. Without limiting the generality of the foregoing, Borrower authorizes Bank to establish procedures to make available or deliver, or to accept, notices, documents and similar items, by posting to or submitting and/or completion, on E-Systems. Borrower acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail.  All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms and conditions posted or referenced in such E-System (or such terms and conditions as may be updated from time to time, including on such E-System) and related contractual obligations executed by Borrower in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS-IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY BANK OR ANY OF ITS AFFILIATES IN CONNECTION WITH ANY E-SYSTEMS.

j)	Exhibit A to the Agreement is amended by amending or restating, or adding, in appropriate alphabetical order, as applicable, the following defined terms to read as follows:

“Credit Card Line” means a revolving Credit Extension of up to $1,000,000, to be used exclusively for the provision of Credit Card Services.

“Credit Card Maturity Date” means the same date as the Maturity Date.

“E-System” means any electronic system approved by Bank, including any Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Bank, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system, or otherwise used to facilitate communication between Borrower and Bank with respect to the Loan Documents.

(ii)

Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement and the security interest as granted as of the Closing Date continues without novation.

(iii)

Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (provided, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects).  No Event of Default has occurred and is continuing after giving effect to this Amendment.

(iv)

This Amendment and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Amendment;

except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

(v)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
(vi)	The terms of Article 11 of the Agreement are incorporated by reference herein, mutatis mutandis.
(vii)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:
a)	this Amendment, duly executed by Borrower and Bank;
b)	a Secretary’s Certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement; and
c)	payment of an amount equal to all Bank Expenses, which may be debited from any of Borrower’s deposit account maintained with Bank.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

XILIO DEVELOPMENT, INC.		PACIFIC WESTERN BANK

By:	/s/ René Russo	By:	/s/ Katherine Meeks

Name:	René Russo	Name:	Katherine Meeks
Title:	Chief Executive Officer	Title:	Sr. Vice President